Exhibit 99.7

CONFIDENTIAL

January 14, 2013

Mr. Timothy D. Sullivan

President and Chief Executive Officer

Sunnyside Federal Savings and Loan Association of Irvington

56 Main Street

Irvington, New York 10533

Re: Proposed Conversion — Records Processing Services

Dear Mr. Sullivan:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) is pleased to submit this letter agreement setting forth the terms of the proposed engagement of Stifel Nicolaus as data processing records management agent (the “Records Agent”) for Sunnyside Federal Savings and Loan Association of Irvington (the “Bank”) in connection with the proposed mutual-to-stock conversion of the Bank and the concurrent sale of common stock of a new stock holding company (the “Stock Company”) to be formed in connection with the Conversion.

1.                   CONVERSION AND OFFERING

The Bank will effect the Conversion by undergoing a series of transactions and forming the Stock Company (the Bank and the Stock Company are together referred to herein as the “Company”). The common stock of the Stock Company (the “Common Stock”) will be offered for sale on a first priority basis in a subscription offering with any remaining shares expected to be sold in a community offering and, if necessary, a syndicated community offering or pubic underwritten offering (collectively, the “Offering”). In connection therewith, the Bank’s Board of Directors will adopt a plan of conversion (the “Plan”). Stifel Nicolaus will act as Records Agent to the Company with respect to the subscription and community offerings. Specific terms of services shall be set forth in the Data Processing Records Management Engagement Terms (the “Terms”), which is an integral part of this letter and is incorporated herein. In the event of any conflict between this letter and the Terms, the Terms shall control.

Pursuant to a separate engagement letter by and between Stifel Nicolaus and the Bank, Stifel Nicolaus will serve as conversion advisor and marketing agent for the Company in connection with the Conversion and Offering.

2.                   SERVICES TO BE PROVIDED BY STIFEL NICOLAUS

In connection with the subscription and community offerings, Stifel Nicolaus will serve as Records Agent.  A stock offering requires accurate and timely record keeping, processing and reporting. We will coordinate with the Bank’s data processing contacts and applicable members of the Conversion working group. We will also interface with and support the Stock Information Center, which will serve as the “command center” during a stock offering. Specifically, we will provide the records processing, proxy and stock order services described below, each as needed or reasonably requested by the Bank and the Company.

Preparation

•                  Provide the Bank with an account record layout format and consult with the Bank’s data processing contacts.

•                  Read, edit, balance and convert the Bank’s customer account records (the “Account Records”) that are provided to Stifel Nicolaus.

•                  Provide customer account totals based on the Account Records, for the Bank to balance to its internal records.

•                  Identify accounts coded as “Bad Address” and “No Mail” and provide to the Bank.

•                  Identify accounts that are eligible according to the Plan and consolidate like accounts in order to reduce printing costs.

•                  Allocate votes according to the Plan.

•                  “Household” consolidated accounts, where possible, in order to reduce printing/postage costs.

•                  If the Account Records do not contain a high percentage of phone numbers, contact Relevate to locate customer phone numbers, with the Bank’s authorization.

•                  Provide counsel with a list of aggregate accounts by state.

•                  Create “Folio Views” computer record of customer account, household and vote information.

•                  Provide financial printer with electronic information to imprint order forms/proxycards with name, address and codes.

•                  Provide telephone records for use in the telephone proxy solicitation effort.

Processing and Reporting

•                       Tabulate proxy votes.

•                       Record stock order information and, in the event of oversubscription, allocate shares in accordance with the Plan.

•                       Produce information for “unvoted” follow-up proxy calls/mailings, in selected vote range.

•                       Provide the Company with up-to-date subscriber order totals.

•                       Produce subscriber stock order acknowledgement letters, to be mailed.

•                       Assign an individual to serve as the Inspector of Elections for the Special Meeting of Members.

•                       Calculate interest/refund amounts and provide the Bank with records, for check imprinting.

•                       Supply deposit account withdrawal records to the Bank.

•                       Send transfer agent the new investor files for certificate preparation

•                       If requested, produce year end subscriber 1099-INT forms and electronically submit information to IRS.

3.                   RELIANCE ON INFORMATION PROVIDED

In order to provide services effectively and efficiently, Stifel Nicolaus must be provided complete, accurate and timely record date customer account files as well as other information and responses to our inquiries. We must be notified promptly of Plan changes or other facts that impact our duties hereunder. Stifel Nicolaus will rely on the information provided without independently verifying same and will not assume responsibility for the completeness or accuracy of that information.

4.                   COMPENSATION

For its services hereunder, the Company will pay to Stifel Nicolaus a fee of $20,000. Additional fees may be negotiated, provided however any such fees shall not exceed $5,000, if significant additional work is required due to unexpected circumstances such as:

a.)          customer account records provided to us in a format substantially different than our requested format;

b.)          necessity to produce more than four accountholder files (three depositor eligibility dates plus a depositor “test date”), whether due to eligibility date changes, timetable changes or other circumstances requiring duplicate or additional processing;

c.)           untimely communication by the Company or its agents of material information, or untimely delivery of customer records, resulting in additional time or resources expended by Stifel Nicolaus;

d.)          processing of stock orders resulting from a resolicitation of subscribers by the Company; or

e.)           non-standard services requested by the Company.

The above compensation shall be paid as follows: an advance payment of $5,000 upon executing this letter and the balance upon the closing of the Offering. Year-end 1099 files related to interest earned by subscribers can be prepared for an additional fee.

If the Offering is not consummated for any reason, Stifel Nicolaus shall be entitled to retain the advance payment described above and any additional fees earned hereunder through the termination date. Additionally, Stifel Nicolaus shall be reimbursed for its reasonable out-of-pocket expenses as set forth and limited below, incurred through the termination date:

5.                   EXPENSES AND REIMBURSEMENT

The Company will bear all of its expenses in connection with the Conversion and the Offering. The Company shall reimburse Stifel Nicolaus for its reasonable out-of-pocket expenses incurred in connection with the services contemplated hereunder, regardless of whether the Offering is consummated, provided that such out-of-pocket expenses shall not exceed $5,000. Typical expenses include, but are not limited to, postage, overnight delivery, telephone and travel. Not later than two days before the Offering closing, Stifel Nicolaus will provide the Company with a detailed accounting of all reimbursable expenses of Stifel Nicolaus, to be paid at closing.

6.                   ENTIRE AGREEMENT

This letter and the incorporated Terms reflect the entire agreement between us related to the services described herein. This agreement may be amended by a written document signed by both parties.

Please acknowledge your agreement to the foregoing by signing in the place provided below and returning one copy of this letter to our office together with the retainer payment in the amount of $5,000. We look forward to working with you.

STIFEL, NICOLAUS & COMPANY, INCORPORATED

BY:	/s/ Robin P. Suskind
Robin P. Suskind
Managing Director

SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON

BY:	/s/ Timothy D. Sullivan
Timothy D. Sullivan
President and Chief Executive Officer

Accepted and Agreed to This 1 Day of March, 2013